FOR IMMEDIATE RELEASE

Norfolk Southern reports second-quarter 2015 results

SECOND-QUARTER 2015 RESULTS

•	Railway operating revenues totaled $2.7 billion.

•	Income from railway operations was $814 million.

•	Net income totaled $433 million.

•	Diluted earnings per share were $1.41.

•	The railway operating ratio was 70.0 percent.

NORFOLK, Va., July 27, 2015 – Norfolk Southern Corporation (NYSE: NSC) today reported financial results for second-quarter 2015. Net income for the quarter was $433 million, 23 percent lower compared with the $562 million record results from the same period of 2014. Diluted earnings per share were $1.41 compared with $1.79 per diluted share earned in the second quarter last year.

“While we face short-term pressure, particularly as we clear fuel surcharge revenue and coal headwinds, Norfolk Southern is well positioned to continue improving service, which will reduce costs and add value to our customers,” said CEO James A. Squires. “Growth within the intermodal franchise, consumer spending, housing-related momentum and improved manufacturing activity all support an optimistic longer-term outlook. We have a strong legacy of success, and we are taking the right steps to continue value creation for our customers, the communities we serve, our employees and our shareholders.”

SECOND-QUARTER SUMMARY

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Railway operating revenues were $2.7 billion, 11 percent lower compared with second-quarter 2014, a result of lower fuel surcharges and coal volumes. Total volume decreased 2 percent, or about 46,000 units. Gains in intermodal and merchandise traffic were offset by losses in coal.

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General merchandise revenues were $1.6 billion, 5 percent lower than the same period last year, reflecting lower fuel surcharges. Volume grew by 1 percent, with strong growth in chemicals offsetting declines in steel. Automotive and paper volume increased with higher vehicle production and strength in pulpboard and lumber. The five general merchandise commodity groups reported mostly lower revenue results on a year-over-year basis:

▪Chemicals: $454 million, about even with 2014
▪Agriculture: $ 379 million, down 2 percent
▪Metals/Construction: $344 million, down 16 percent
▪Automotive: $254 million, down 6 percent
▪Paper/Forest: $196 million, down 2 percent

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Intermodal revenues were $633 million, 3 percent lower compared with second-quarter 2014, as lower fuel surcharges more than offset volume gains. Higher shipments in our international business drove overall volume growth of 2 percent in the quarter compared with the same period of 2014.

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Coal revenues were $453 million, 33 percent lower compared with the second quarter of 2014. Coal revenues were affected by continuing low natural gas prices and declining fuel surcharges. Volume was down 21 percent, driven by declines of 23 percent in domestic utility and 38 percent in export.

•	Railway operating expenses declined 6 percent to $1.9 billion, primarily due to lower fuel costs, compared with the same period of 2014.

•	Income from railway operations was $814 million, 20 percent lower compared with second-quarter 2014.

•	The operating ratio, or operating expenses as a percentage of revenue, was 70.0 percent, compared with 66.5 percent in the same quarter of 2014.

About Norfolk Southern
Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:

Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:

Katie Cook, 757-629-2861 (katie.cook@nscorp.com)

http://www.norfolksouthern.com

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